CERTIFICATE OF DESIGNATION
SERIES B PREFERRED STOCK

FINANCIALCONTENT, INC.

         FinancialContent, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provision of Section 151 of the Delaware General Corporate Law, its Board of Directors has adopted the following resolution creating a series of its $0.001 par Preferred Stock:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of
Directors hereby authorizes the issuance of a Series B Convertible Preferred Stock of the Corporation and hereby designates, pursuant to Section 151 of the Delaware General Corporate Law, the rights, preferences, privileges, restrictions and other matters relating to such Series B Preferred Stock as follows:

1. Designation and Amount. Two Million (2,000,000) shares of the Corporation's authorized preferred stock are hereby designated as the Series B Preferred Stock (the "Series B Preferred Stock").
2.        Liquidation, Dissolution or Winding Up.
          2.1 Preference. In the event of any liquidation, dissolution or winding up, including a merger or acquisition of the Corporation ("Liquidating Event"), whether voluntary or involuntary, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets or surplus funds of the Corporation legally available for distribution to holders of the Corporation's capital stock of all classes (whether such assets a are capital, surplus, or earnings) and subject to the liquidating preference of the holders of the Series A Preferred Stock and before any sums shall be paid or any assets or surplus funds distributed among the holders of Common Stock, an amount equal to $1.50 per share (as adjusted for any stock dividend, combination or splits with respect to such shares) of Series B Preferred Stock if the liquidating event is concluded on or before June 30, 2004 or $0.75 per share (as adjusted for any stock dividend, combination or splits with respect to such shares) of Series B Preferred Stock if the liquidating event is concluded after June 30, 2004 plus an amount equal to all accrued and unpaid dividends thereon if any, computed up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up.

                  If the  assets of the  Corporation  shall be  insufficient  to permit  the  payment  in  full  to  holders  of the  Series  B
                  Preferred  Stock  of the  preferential  amount  set  forth  in
                  Section 2.1, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series B Preferred Stock in accordance with the aggregate liquidation preference of the shares of Series B Preferred Stock held by each of them.

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        2.2       Distributions  Other  than  Cash.  Whenever  the  distribution provided for in this Section 2 shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. In each such case, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which each shares of Series B Preferred Stock could be converted pursuant to the provisions of Section 4 hereof.

3. Voting Power. Except as otherwise required by law or as expressly provided herein, each holder of Series B Preferred Stock shall be entitled to vote on all matters that alter the rights, preferences or privileges of the Series B Preferred Shares, increases or decreases in the authorized number of shares of preferred shares or common shares authorized by the Corporation, or the creation of a class or series senior to the Series B Preferred Shares. On all such matters, each holder of the Series B Preferred Shares shall be entitled to that number of votes equal to the number of votes that would be accorded to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of Section 4 of this Certificate at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of the Series B Preferred Stock and Common Stock shall vote together as a single class on all such matters. The holders of Series B Preferred Stock shall not be entitled to vote as a separate class or voting group on any plan or merger. 4. Conversion Rights. The holders of the Series B Preferred Stock shall have the following conversion rights: 1.
         4.1 General. Subject to and in compliance with the provisions of this Section 4, shares of Series B Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable whole shares (rounded down as to each conversion to the nearest whole share) of Common Stock. No fractional shares of Common Stock will be issuable upon conversion of Series B Preferred Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be based on a one-to-one basis.
         4.2 Recapitalization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise other than a reorganization, merger, consolidation or sale of assets), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reorganization reclassification or change, all subject to further adjustment as provided herein.

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         4.3      Certificate as to  Adjustments.  In each case of an adjustment
                  or  readjustment  of  the  Applicable   Conversion  Rate,  the
                  Corporation  will  furnish  each  holder of Series B Preferred
                  Stock  with  a   certificate   showing  such   adjustment   or
                  readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.
         4.4      Exercise of  Conversion  Privilege.  To exercise a  conversion
                  privilege,   a  holder  of  Series  B  Preferred  Stock  shall
                  surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at the office that such holder elects to convert such shares. The certificate or certificates for share of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, is the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred Stock being converted (i) such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B
                  Preferred  Stock in  accordance  with the  provisions  of this
                  Section 5.5, and (ii) cash in the amount of accrued and unpaid dividends on such shares of Series B Preferred Stock, if any, computed up to and including the Conversion Date, if legally payable by the Corporation. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder of he converted shares of Series B Preferred Stock shall cease and the person or person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
         4.5      Partial  Conversion.  In the  event  some  but  not all of the
                  shares  of  Series  B  Preferred   Stock   represented   by  a
                  certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of shares of Series B Preferred Stock that were not converted
         4.6 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion
                  o all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock the Corporation shall take such corporate actions may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Authorized signature:

         Dated:____________

         ----------------------
         Wing Yu
         Chief Executive Officer
         FinancialContent, Inc.

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